                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Champion Enterprises Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                          Champion Enterprises Inc.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                                          CORPORATE HEADQUARTERS
                                                    AUBURN HILLS, MICHIGAN 48326
Champion logo                                                     (248) 340-9090

                                                                  March 10, 1998

Dear Shareholder:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of Champion Enterprises, Inc. on Tuesday, April 28, 1998 at 10:00 a.m. The meeting will be held at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017.

     The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

                                          Sincerely,

                                          Walter Young Jr. Sig.
                                          Walter R. Young, Jr.
                                          Chairman of the Board of Directors,
                                          President
                                          and Chief Executive Officer

                           CHAMPION ENTERPRISES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1998
--------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion Enterprises, Inc., a Michigan corporation, will be held on Tuesday, April 28, 1998, at 10:00 a.m., at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017. The purposes of the Annual Meeting are to:

     1. elect a Board of Directors;

     2. vote on a proposal to amend the 1995 Stock Option and Incentive Plan;
        and

     3. conduct any other business that is properly raised at the meeting.

     Only shareholders of record at the close of business on March 5, 1998 are entitled to notice of and to vote at the meeting.

     If you are a participant in the Champion Enterprises, Inc. Savings Plan, your Proxy will also be considered to be voting instructions to the Trustee of the Savings Plan concerning shares held in your account.

                                          By Order of the Board

March 10, 1998                            John J. Collins, Jr.
                                          Secretary

--------------------------------------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

                           CHAMPION ENTERPRISES, INC.
                        2701 UNIVERSITY DRIVE, SUITE 300
                          AUBURN HILLS, MICHIGAN 48326

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 28, 1998

SOLICITATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being distributed to shareholders of Champion Enterprises, Inc. (the "Company") in connection with the solicitation of proxies to be used at the 1998 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Grand Hyatt Hotel, Park Avenue and Grand Central Station, New York, New York 10017 on Tuesday, April 28, 1998 at 10:00 a.m. The enclosed Proxy is solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed Proxy were mailed to shareholders beginning on March 10, 1998. The Company's 1997 Annual Report to Shareholders is also enclosed with this Proxy Statement.

     The Company will pay the entire cost of soliciting proxies. The Company will arrange with brokerage houses, nominees, custodians and other fiduciaries to send proxy soliciting materials to beneficial owners of the Common Stock at the Company's expense. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally, by telephone or by fax. The Company also has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in soliciting proxies. The fees and expenses of that firm for their services are expected to be approximately $6,000.

REVOKING A PROXY

     Any person giving a Proxy has the power to revoke it at any time before it is voted. There are three ways to revoke your Proxy. You may deliver a written notice of revocation, which is dated after the date of the Proxy, to the Secretary of the Company at or before the Annual Meeting. You may deliver a later-dated Proxy to the Secretary of the Company at or before the Annual Meeting. You may attend the Annual Meeting in person and vote your shares by ballot.

RECORD DATE

     The record date for determining shareholders entitled to vote at the Annual Meeting is March 5, 1998. Each of the 46,600,000 shares of Common Stock of the Company issued and outstanding on that date is entitled to one vote on any matter voted on at the Annual Meeting. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners ("broker non-votes") will be counted as present at the Annual Meeting to determine whether a quorum exists.

                            1. ELECTION OF DIRECTORS

     Eight Directors will be elected at the Annual Meeting. Each Director will hold office until the next Annual Meeting of Shareholders, or until a successor is elected and qualified. Unless proxy votes have been withheld, each Proxy received will be voted to elect Robert W. Anestis, Frank J. Feraco, Selwyn Isakow, George R. Mrkonic, Johnson S. Savary, Robert L. Stark, Carl L. Valdiserri and Walter R. Young, Jr. as Directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional person as designated by the Board of Directors to replace such nominee. However, the Board of Directors does not anticipate that this will occur.

     Persons receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected as Directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors. Shares not voted (whether by abstention, broker non-votes or otherwise) have no effect on the election.

     Information about the nominees for election as Directors appears below. All of the nominees are currently Directors of the Company and were elected at the 1997 Annual Meeting of Shareholders.


          PHOTO                ROBERT W. ANESTIS. Mr. Anestis, age 52, has served as a
                               director of the Company since 1991. He is President of
                               Anestis & Company, an investment banking and financial
                               advisory firm located in Westport, Connecticut.
                               Mr. Anestis, who has been in the industry ten years, brings merger and acquisition expertise, strategic planning and
                               policy experience with a strong legal and financial
                               background to the Board.

          PHOTO                FRANK J. FERACO. Mr. Feraco, age 51, has served as a
                               director of the Company since November 1996. He is
                               President/Sector Executive of Kohler Company, located in
                               Kohler, Wisconsin, which manufactures and markets plumbing products worldwide. From April 1994 to March 1996, Mr.
                               Feraco was President of Danaher Tool Group of Danaher
                               Corporation, which manufactures hand tools for industrial
                               and consumer use. From 1991 to 1994, Mr. Feraco was
                               President and Chief Executive Officer of the Sterling
                               Plumbing Group, a subsidiary of Kohler Company. Mr. Feraco is a former director of Redman Industries, Inc.
                               Champion's Board benefits from Mr. Feraco's over 30 years
                               experience as an operating executive, including areas of
                               sales, marketing and manufacturing with three major U.S.
                               corporations.


          PHOTO                SELWYN ISAKOW. Mr. Isakow, age 46, has served as a director of the Company since 1991. He is President of The Oxford
                               Investment Group, Inc., a merchant banking and corporate
                               development firm located in Bloomfield Hills, Michigan. Mr.
                               Isakow is also a director of Ramco-Gershenson Properties
                               Trust and Oxford Automotive, Inc.
                               Mr. Isakow brings expertise in the areas of mergers and
                               acquisitions, strategic planning, accounting and finance in multiple manufacturing and distribution industries.

          PHOTO                GEORGE R. MRKONIC. Mr. Mrkonic, age 45, has served as a
                               director of the Company since 1994. He is Vice Chairman of
                               Borders Group, Inc., a retailer of books and music located in Ann Arbor, Michigan. From November 1994 to January 1997,
                               Mr. Mrkonic was also the President of Borders Group, Inc.
                               From November 1990 to November 1994, Mr. Mrkonic was
                               Executive Vice President, Specialty Retail Group at Kmart
                               Corporation, Troy, Michigan. Mr. Mrkonic is also a director of Syntel, Inc. and Borders Group, Inc.
                               Strengths that Mr. Mrkonic brings to Champion's Board
                               include strategic vision, an operating mentality and a sense of urgency.

          PHOTO                JOHNSON S. SAVARY. Mr. Savary, age 69, has served as a
                               director of the Company since 1979. He is Of Counsel at
                               Abel, Band, Russell, Collier, Pitchford & Gordon, Chartered,
                               attorneys, Sarasota, Florida. From July 1986 to November
                               1992, Mr. Savary was a partner of the law firm Dykema
                               Gossett, which provided legal services to the Company during the past year.
                               Mr. Savary has 19 years of knowledge and experience as a
                               Director of Champion and brings a legal perspective to the
                               Board.


          PHOTO                ROBERT L. STARK. Mr. Stark, age 64, has served as a director of the Company since November 1996. In 1997 he retired as
                               the Dean of the University of Kansas Regents Center,
                               Overland Park, Kansas. From 1958 until his retirement in
                               March 1993, Mr. Stark served in various executive capacities at Hallmark Cards, Inc., a worldwide manufacturer of
                               greeting cards and related products. Mr. Stark is a director of Mercantile Bancorporation and Payless Shoe Source, Inc.
                               and a former director of Redman Industries, Inc.
                               Mr. Stark brings over 35 years of broad-based business
                               experience to Champion's Board including experience as Chief
                               Operating Officer of a multi-billion dollar corporation.

          PHOTO                CARL L. VALDISERRI. Mr. Valdiserri, age 61, has served as a director of the Company since 1995. He is Chairman and Chief
                               Executive Officer of Rouge Industries, Inc., an integrated steel manufacturer located in Dearborn, Michigan. Mr.
                               Valdiserri is also a director of Rouge Industries, Inc.
                               Mr. Valdiserri brings to the Board operating management
                               perspective and experience that was acquired through 39
                               years of progressively challenging assignments at several
                               integrated steel companies.

          PHOTO                WALTER R. YOUNG, JR. Mr. Young, age 53, has served as a
                               director of the Company since 1990. He is Chairman of the
                               Board of Directors, President and Chief Executive Officer of
                               the Company. Mr. Young was named President and Chief
                               Executive Officer in 1990 and became the Chairman of the
                               Board in 1992.
                               For 30 years in a variety of industries, Mr. Young has been a performance-driven leader, who faces issues and is a
                               change catalyst and manager.

COMPENSATION OF DIRECTORS

     ANNUAL STOCK RETAINER. Each Director who is not an employee of the Company receives an annual retainer of 4,800 shares of the Company's Common Stock. A non-employee Director who also serves as chairperson of a Board Committee receives an additional annual retainer of 400 shares, for a total annual retainer of 5,200 shares. The annual retainer is paid on the date of the Annual Meeting when the non-employee Director is elected or re-elected. Non-employee Directors do not receive any cash compensation for their services except for the reimbursement of expenses to attend Board and Committee meetings and business travel insurance purchased by the Company. The current stock retainer program for non-employee Directors will continue through the Annual Meeting in 2000. Directors who are employees of the Company receive no compensation for serving as a Director other than their compensation for services as an employee.

     STOCK OPTIONS. Each new non-employee Director receives a stock option grant the first time he or she is elected at an Annual Meeting. The grant consists of a 60-day right to purchase 8,000 shares of the Company's Common Stock and a stock option to purchase 24,000 additional shares. The purchase right must be exercised in full within 60 days after the grant date in order for the non-employee Director to be eligible to exercise the stock option.

     The exercise price of the purchase right is the higher of $0.50 per share or 40% of the fair market value of the Common Stock on the grant date. The exercise price of the option is one-third higher than the closing price of the Common Stock on the New York Stock Exchange on the grant date. Shares received by exercising the purchase right may not be transferred for two years after the date of purchase. Once the purchase right is properly exercised, the stock option becomes exercisable at the rate of 6,000 shares on each of the next four anniversaries of the grant date. The option remains exercisable for 10 years from the date of grant even if the non-employee Director is no longer serving as a Director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company meets regularly, at least once each quarter. During 1997, the Board of Directors held seven meetings. The standing committees established by the Board of Directors are described below. The Board of Directors does not have a nominating committee.

     AUDIT COMMITTEE. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the corporate accounting and financial reporting practices, the systems of internal controls which management and the Board have established and the audit process. The Committee also recommends to the Board the selection of an independent auditor and reviews the scope of the audit and related fees for audit services. The Audit Committee met three times during 1997. The members of the Audit Committee are Robert W. Anestis (Committee Chairman), Selwyn Isakow and Robert L. Stark.

     COMPENSATION COMMITTEE. The primary function of the Compensation Committee is to consider and make recommendations to the Board concerning the compensation programs, benefits and awards for all elected officers of the Company, including the Chief Executive Officer. The Compensation Committee develops and monitors the executive compensation policies of the Company. The Committee also recommends to the Board of Directors the nature and amount of compensation for executive officers and senior operating management of the Company and administers the Company's stock option plans and programs. The Compensation Committee met seven times during 1997. The members of the Compensation Committee are George R. Mrkonic (Committee Chairman), Frank J. Feraco, Johnson S. Savary and Carl L. Valdiserri.

                   2. PROPOSAL TO AMEND THE 1995 STOCK OPTION
                               AND INCENTIVE PLAN

PROPOSED AMENDMENT

     The Champion Enterprises, Inc. 1995 Stock Option and Incentive Plan ("1995 Plan") was approved by shareholders in 1995. As of February 28, 1998 there were 250,000 shares of Common Stock available for additional stock option grants, stock awards and stock appreciation rights under the 1995 Plan. The Board of Directors proposes that the number of shares available for issuance under the 1995 Plan be increased by 1,900,000 shares.

REASONS FOR PROPOSED AMENDMENT

     The Board has determined that additional shares need to be available for grants and awards under the 1995 Plan. These grants and awards will be used for incentives for executive and middle management employees and as inducements for employment in connection with acquisitions, particularly in connection with the Company's retail expansion program. The Board believes that these grants and awards will help to attract, retain and reward key employees.

     The Company has historically compensated executives and middle management employees with stock options and awards, thus encouraging ownership in the Company and aligning the interests of its employees with the interests of its shareholders. Employees will only benefit from awards under the 1995 Plan to the extent that shareholders also benefit. Base salaries of the Company's executives and middle management employees have generally been slightly below the mean of salaries for executives and middle management employees of comparable companies in the industry and stock grants and awards are a significant portion of overall compensation. Historically, stock options have been the most common type of award under the 1995 Plan. As a policy, the Company has significantly limited the use of restricted stock awards and does not reprice options once the exercise price is determined. The Company uses discounted options in a manner which it believes better aligns management's interest with that of the shareholders by requiring that management employees make a substantial personal investment in the Company through the exercise of discounted options.

     In addition, the Company has only a limited number of shares available to be granted under other plans. Grants may no longer be made under the 1987 Stock Option Plan, which expired during 1997. The other stock plans available are the 1990 Nonqualified Stock Option Program and the 1993 Middle Management Stock Option Plan, which combined have only 170,000 shares reserved for future grants.

SUMMARY OF THE 1995 PLAN

     The 1995 Plan is an incentive compensation plan which provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock, performance share awards and annual incentive awards to key employees of the Company. The annual incentive awards are based on pre-established objective performance goals. The 1995 Plan is administered by the Compensation Committee of the Board of Directors.

     STOCK OPTIONS, SARS, RESTRICTED STOCK AND PERFORMANCE SHARES. Stock options granted under the 1995 Plan may be either incentive stock options under Code
Section 422 or nonqualified options. The exercise price for incentive stock options must be at least the fair market value of the shares on the grant date. The exercise price for nonqualified options may be less than fair market value. The 1995 Plan also provides for the discretionary grant of SARs in tandem with stock options. The Compensation Committee is also authorized to grant performance share awards and shares of restricted Common Stock upon such terms and conditions as the Committee may determine.

     ANNUAL PERFORMANCE INCENTIVE AWARDS. Each year, the Compensation Committee will (i) identify the executive officers who will be eligible to receive annual incentive awards ("Eligible Employees"), (ii) determine a performance period, and (iii) determine target levels of Company performance that must be achieved by the Company for annual incentive awards ("Annual Incentive Awards") to be paid under the 1995 Plan. At the end of each year, the Compensation Committee will certify, in writing, the degree of achievement by the Company of the performance targets and the amount of Annual Incentive Award which may be paid to each Eligible Employee. If the Company fails to achieve a threshold performance target applicable to an Eligible Employee, no Annual Incentive Award will be paid to such Eligible Employee under the 1995 Plan for such year. Annual Incentive Awards will be paid in cash and/or shares of Common Stock of the Company, as determined by the Compensation Committee.

     CODE SECTION 162(M). Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly-paid executive officers of a publicly-traded corporation (the "Named Executive Officers"). Certain types of compensation, including compensation based on performance goals, are excluded from this deduction limit. All awards under the 1995 Plan paid to the Named Executive Officers are intended to be deductible by the Company as performance based compensation.

BOARD RECOMMENDATION

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     Compensation policies for executive officers and senior operating management are developed and monitored by the Compensation Committee of the Board of Directors. The Committee recommends to the Board of Directors the nature and amount of compensation for all executive officers. This Committee consists of four independent directors who are neither officers nor employees of the Company.

COMPENSATION POLICIES

     The Company's executive compensation policies are designed to encourage and reward executive efforts which create shareholder value through achievement of corporate objectives and performance goals and, as a result, to align the interests of executives with those of shareholders. More specifically, the Company's compensation policies can be summarized as:

     (a) annual base salaries should be targeted to be competitive, but slightly below the mean of other companies of comparable size;

     (b) annual incentive-based (at-risk) compensation should provide opportunity for significant additional compensation based on improved Company performance; and

     (c) long-term incentive-based (at-risk) compensation should be used to further link executive performance to shareholder interests, encourage stock ownership in the Company and provide an incentive to create long-term shareholder value.

     The Committee from time to time uses an independent consultant to assist in its review of compensation policies and to make recommendations. The consultant has provided the Committee and the Board with nationwide compensation study information covering senior executive officers from general manufacturing companies with sales in a range comparable to those of the Company. This survey includes several hundred companies throughout the United States. The Committee also considers the executive compensation levels for a group of comparable manufactured housing companies consisting of Clayton Homes, Inc., Fleetwood Enterprises, Inc., and Oakwood Home Corporation.

     Each component of compensation (annual base salary, annual performance incentives and long-term performance incentives) is described more fully below.

ANNUAL BASE SALARIES

     Executive salaries are based on level of job responsibility, individual performance and compensation data for comparable companies obtained from consultant surveys and market surveys. Our objective is to target base salaries to be competitive, but slightly below the mean of comparable companies.

ANNUAL PERFORMANCE INCENTIVES

     Annual incentive-based compensation is provided primarily through cash bonuses. Prior to each fiscal year, the Committee reviews and establishes performance levels for executive officers. Bonus determinations for executive officers are based upon achieving pre-determined levels of earnings per share of the Company. The pre-determined earnings per share levels are reviewed each year and adjusted as appropriate.

LONG-TERM PERFORMANCE INCENTIVES

     Generally, stock options granted to executive officers as long-term performance incentives are granted at exercise prices that are either equal to or above fair market value on the date of grant. In some circumstances, a portion of the stock options granted to an executive officer (generally 20% of the grant) may be granted at an exercise price below fair market value. The value of stock options is dependent upon increases in the Company's share value. Stock options reward executive officers to the extent that shareholders have also benefited. The number of shares included in these awards is determined by the Compensation Committee primarily based upon formulas provided by an independent consultant. The formulas are derived from a nationwide data base and present executive officer stock option award levels that are consistent with general industry practices. The formulas are based upon the expected future value of the option stock over a seven-year period at several assumed rates of stock price appreciation.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the U.S. Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based on non-discretionary, pre-established performance goals. The Committee believes that both annual incentive bonuses and stock options granted as long-term performance incentives meet the requirements for fully deductible compensation under Section 162(m).

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee believes that the compensation of Walter R. Young, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of the Company, should be heavily influenced by Company performance. Both the annual incentive and the long-term incentive components of his compensation are based on achieving specified performance targets. The current CEO compensation program was recommended by the Committee and approved by the Board of Directors in August 1995 as an incentive for Mr. Young to remain with the Company through August 2000. The program was developed with the assistance of an independent consultant.

     Mr. Young's base salary was $400,000 in 1997 and will increase to $450,000 in 1999. Based on the achievement of pre-determined 1997 earnings per share targets Mr. Young received a cash bonus of $400,000 in February 1998 for 1997 fiscal year performance.

     In 1995, as a long-term incentive, Mr. Young received options to purchase
1.5 million shares of Company Common Stock and a grant of 100,000 performance shares of Common Stock. These stock awards are conditioned upon Mr. Young remaining employed with the Company through August 2000 and keeping on deposit with the Company 500,000 shares of Common Stock which he owns. Mr. Young is not permitted to transfer the deposited shares until the respective stock awards vest or expire or his employment is terminated, although he retains full ownership and voting rights for the deposited shares.

     Mr. Young is also not eligible to receive other long-term performance incentives through August 2000.

     The exercise price for the options is $8.50 per share, which was the fair market value of the Common Stock on August 31, 1995 (after adjustment for the Company's May 1996 stock split). The options do not vest unless Mr. Young remains employed by the Company through August 2000, although one-half of the options may vest on either August 31, 1998 or August 31, 1999 if specified stock price appreciation targets are achieved within 60 days prior to such dates. The options expire eight years after the grant date or three years after vesting, whichever occurs first. The performance shares may not be transferred by Mr. Young unless the Company's earnings per share grow at a rate at least equal to the median of specified comparable companies during the period beginning January 1, 1996 and ending December 31, 1999. The specified companies are Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Home Corporation, Skyline Corporation, Cavalier Homes, Inc., Schult Homes Corporation, Liberty Homes, Inc. and Supreme Industries, Inc.

                                          George R. Mrkonic, Chairman
                                          Frank J. Feraco
                                          Johnson S. Savary
                                          Carl L. Valdiserri

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company for the last three years:

                                                                                  Long-Term
                                                      Annual Compensation        Compensation
                                               --------------------------------- ------------
                                                                                  Securities     All Other
                                    Fiscal                                        Underlying    Compensation
 Name and Principal Position         Year           Salary          Bonus(3)      Options(#)        (8)
--------------------------------------------------------------------------------------------------------------
Walter R. Young, Jr.                 1997          $400,000         $400,000            --        $ 2,100
  Chairman, President and            1996           350,000          814,000            --          1,373
  Chief Executive Officer            1995           350,000          679,710     1,500,000          1,300
A. Jacqueline Dout                   1997           240,000          120,000            --          2,882
  Executive Vice President           1996           226,668          279,120            --          2,100
  and Chief Financial Officer        1995           200,000          194,203            --            817
Philip C. Surles                     1997           185,250          259,305(4)    200,000(6)      11,268
  Chief Operating Officer            1996           101,000          348,843        32,400         11,707
                                     1995            75,375          203,711(4)     12,400          7,490
John J. Collins,Jr.                  1997           158,340(1)       100,000(5)    100,000(7)          --
  Vice President, General            1996                --               --            --             --
  Counsel and Secretary              1995                --               --            --             --
Richard P. Hevelhorst                1997           117,596(2)        81,406            --          2,672
  Controller                         1996           104,331           82,888            --            463
                                     1995            65,385           32,175        20,000             --

-------------------------
(1) Mr. Collins joined the Company on March 3, 1997.

(2) Mr. Hevelhorst joined the Company on May 8, 1995.

(3) Bonus amounts are paid generally in February or March of the year following the fiscal year in which they are earned.

(4) Mr. Surles' compensation amounts for 1996 and 1995 were as an executive officer of Redman Industries, Inc. Mr. Surles' bonuses for 1995 and 1996 were paid quarterly.

(5) Includes $50,000 paid to Mr. Collins as a cash incentive to join the Company in March 1997.

(6) Includes an option grant for 200,000 shares awarded to Mr. Surles upon his appointment to the position of Chief Operating Officer in May 1997.

(7) Includes an option grant awarded to Mr. Collins as an inducement to join the Company in March 1997.

(8) Reflects the contributions of the Company to the accounts of the named executive officers under the Company's Saving Plan and, with respect to Mr. Surles, contributions under the Savings and Retirement Plan for Employees of Redman Industries and the Redman Restorative Plan. The Company has no pension program nor does the Company provide vehicles for its executives.

OPTION GRANTS IN LAST FISCAL PERIOD

     The following table provides information about stock options granted to the persons named in the Summary Compensation Table during the last fiscal year. The table also shows projected hypothetical gains for the options over the full option term, based on assumed annual compound rates of stock price appreciation of 0%, 5% and 10%.

                                                                                             Potential Realizable
                                                                                                   Value at
                                                                                             Assumed Annual Rates
                                                                                                of Stock Price
                                                                                               Appreciation for
                                             Individual Grants                                   Option Term
                       -------------------------------------------------------------   --------------------------------
                                    % of Total
                       Number of     Options
                       Securities   Granted To                 Market
                       Underlying   Employees    Exercise     Price on
                        Options     in Fiscal      Price     Grant Date   Expiration
        Name           Granted(#)      Year      ($/Share)   ($/Share)       Date         0%         5%         10%
-----------------------------------------------------------------------------------    --------------------------------
Philip C. Surles          20,000         2%       $ 5.80       $14.50       8/12/97    $174,000   $176,384   $  178,767
Philip C. Surles          20,000         2%         5.80        14.50       6/13/07     174,000    356,379      696,185
Philip C. Surles         160,000        17%        14.50        14.50       6/13/07          --    719,036    2,957,483
John J. Collins, Jr.      10,000         1%         5.80        14.50       5/26/97      87,000     88,192       89,384
John J. Collins, Jr.      10,000         1%         5.80        14.50       3/27/07      87,000    178,190      348,093
John J. Collins, Jr.      80,000         8%        14.50        14.50       3/27/07          --    359,518    1,478,741

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information regarding the pretax value realized from the exercise of stock options during the last fiscal year and the value of unexercised in-the-money options held at the end of the last fiscal year by the persons named in the Summary Compensation Table.

                                                          Number of Securities
                                                         Underlying Unexercised         Value of Unexercised
                             Shares                            Options at               In-the-Money Options
                            Acquired                       Fiscal Year-End(#)         at Fiscal Year-End($)(1)
                           On Exercise      Value      ---------------------------   ---------------------------
          Name                 (#)       Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Walter R. Young, Jr.         112,000      $735,000            --       1,500,000     $       --     $18,375,000
A. Jacqueline Dout                --            --       240,000         120,000      3,692,250       1,732,500
Philip C. Surles              24,000       253,350        41,800         172,800        488,075       1,000,000
John J. Collins, Jr.          10,000        82,000        10,000          80,000        149,500         500,000
Richard P. Hevelhorst          1,000         6,313         5,400           9,600         70,538         125,400

-------------------------
(1) Assumes a market price of $20 3/4 per share, which was the last sale price on the last trading day prior to the fiscal year-end.

PERFORMANCE GRAPH

     The graph below compares the cumulative, five-year shareholder returns on the Company's Common Stock to the cumulative, five-year shareholder returns for
(i) the S&P 500 Stock Index, (ii) an index of current peer companies selected by the Company, and (iii) an index of former peer companies selected by the Company for use in its Proxy Statement for the 1997 Annual Meeting of Shareholders. The current peer group is composed of seven publicly-held manufactured housing companies. These companies were selected based on similarities in their products and their competitive position in the industry. The companies comprising the current peer group are American Homestar Corp., Cavalier Homes, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Home Corporation, Palm Harbor Homes, Inc., and Skyline Corporation. The companies comprising the former peer group are Cavalier Homes, Inc., Clayton Homes, Inc., Fleetwood Homes, Inc., Liberty Homes, Inc., Oakwood Home Corporation, Skyline Corporation, and Supreme Industries, Inc. Changes were made in the composition of the peer group because of consolidation in the industry resulting in certain companies becoming smaller or being acquired and other companies expanding and becoming more comparable to the Company. In addition, the Company is no longer active in the commercial vehicle business.

                             CHAMPION                       CURRENT        FORMER
   Measurement Period      ENTERPRISES,      S&P 500         PEER           PEER
  (Fiscal Year Covered)         INC           INDEX          GROUP          GROUP
12/92                                100            100            100            100
12/93                             167.85         110.08         111.29         111.35
12/94                             290.48         111.53          93.33          93.86
12/95                             588.08         153.45         146.57         145.86
12/96                             742.86         188.68         149.79         143.32
12/97                             783.31         251.63         207.39         198.67

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Company has Change in Control Severance Agreements with each of Ms. Dout and Messrs. Surles and Collins. Under each agreement, the executive will receive a cash severance payment if his or her employment is terminated following a "change in control" of the Company, as defined in the agreement. The severance payment would be not less than 18 months salary at the time of termination or an amount in excess of that as determined by the Board of Directors.

EMPLOYMENT AGREEMENTS

     MR. YOUNG. The Company has an Employment Agreement with Mr. Young which terminates on April 30, 2000. Under this agreement, Mr. Young received an annual salary of $350,000 in 1996, which increased to $400,000 in 1997 and will increase to $450,000 in 1999. Mr. Young is also entitled to participate in all benefit and incentive plans maintained by the Company.

     If Mr. Young becomes physically or mentally unable to perform his duties for six consecutive months, the Company may suspend payment of his salary until he is able to resume his duties again. If Mr. Young is terminated without cause, he is entitled to receive his salary for the remaining term of the agreement. If Mr. Young terminates his employment upon a sale or a merger of the Company, he is entitled to receive the amount of his annual salary in effect at the time of termination. Upon termination of his employment, Mr. Young has the right to require the Company to purchase his outstanding stock options on terms described in his Employment Agreement. Upon termination of his employment, other than termination by the Company without cause, Mr. Young is prohibited from competing with the Company for two years after the date of termination.

     MS. DOUT. The Company has a letter agreement with Ms. Dout relating to her employment. Under the letter agreement, Ms. Dout is entitled to participate in all benefit and incentive plans maintained by the Company.

                             ADDITIONAL INFORMATION
PRINCIPAL SHAREHOLDERS

     The following table provides information about any person known by management of the Company to have been the beneficial owner of more than five percent of the Company's outstanding Common Stock as of January 3, 1998.

                     Name and Address                         Amount and Nature of         Percent of
                   Of Beneficial Owner                        Beneficial Ownership           Class
                   -------------------                        --------------------         ----------
Bankers Trust New York Corporation                                 6,997,719(1)              14.94%
One Bankers Trust Plaza
New York, New York, 10060
Pioneering Management Corporation                                  4,710,000(2)               10.7%
60 State Street
Boston, MA 02109
Brinson Partners, Inc.                                             4,079,500(3)                8.7%
209 South LaSalle Street
Chicago, IL 60604

-------------------------
(1) As reported in the Schedule 13G, dated February 17, 1998, of Bankers Trust New York Corporation received by the Company which reported beneficial ownership of 438,616 shares, and the Schedule 13G, Dated February 12, 1998, of Alex. Brown Investment Management, LP, which is 50% indirectly owned by Bankers Trust New York Corporation received by the Company which reported beneficial ownership of 6,559,103 shares.
(2) As reported in the Schedule 13G, dated January 5, 1998, received by the Company.
(3) As reported in the Schedule 13G, dated February 11, 1998, received by the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about the beneficial ownership of the Company's Common Stock by the Directors and executive officers of the Company.

                                                                    As of January 3, 1998
                                                              ----------------------------------
                                                               Number of
                                                                 Shares
                                                              Beneficially            Percent of
                                                                Owned(1)                Class
                                                              ------------            ----------
Robert W. Anestis                                                 95,600                 *
Frank J. Feraco                                                   26,265                 *
Selwyn Isakow                                                    174,260(2)              *
George R. Mrkonic                                                 52,450                 *
Johnson S. Savary                                                108,400(3)              *
Robert L. Stark                                                   34,745                 *
Carl L. Valdiserri                                                34,400                 *
Walter R. Young, Jr                                            1,145,795(4)             2.46%
A. Jacqueline Dout                                               260,000                 *
Philip C. Surles                                                  65,800                 *
John J. Collins, Jr                                               26,000                 *
Richard P. Hevelhorst                                             10,400                 *
All (12 persons)                                               2,034,115                4.33%

-------------------------
* Less than 1%

(1) The number of shares shown in the table includes the following number of shares which the person specified may acquire by exercising options which were unexercised on January 3, 1998: Mr. Anestis, 48,000, Mr. Isakow, 48,000; Mr. Mrkonic, 18,000; Mr. Savary, 48,000; Mr. Valdiserri, 12,000; Ms.
    Dout, 240,000; Mr. Surles, 41,800; Mr. Collins, 10,000; Mr. Hevelhorst, 5,400; and all directors and executive officers as a group, 471,200.

(2) Does not include 1,860 shares held by Mr. Isakow's children or 620 shares held by The Isakow Foundation (a charitable foundation), of which voting and investment power is shared by Mr. Isakow as a Trustee. Mr. Isakow disclaims beneficial ownership of the shares held by his children and The Isakow Foundation.

(3) Does not include 420,000 shares held by the Walter W. Clark Revocable Trust, the voting power of which is shared by Mr. Savary as co-trustee. Mr. Savary disclaims beneficial ownership of the shares held by such trust. Includes 3,000 shares held by Mr. Savary's wife as Trustee of the Savary Children's Trust. Mr. Savary disclaims beneficial ownership of the shares held by his wife as Trustee.

(4) Does not include 81,200 shares held by The Young Foundation (a charitable foundation), the voting power of which is shared by Mr. Young as its President. Mr. Young disclaims beneficial ownership of the shares held by The Young Foundation.

COMPLIANCE WITH SECTION 16 (A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its officers, directors and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP has served as independent accountants for the Company since 1961. Price Waterhouse LLP was selected by the Board of Directors to serve as the Company's independent accountants for the current fiscal year (ending January 2, 1999). It is anticipated that a representative of Price Waterhouse LLP will be present at the meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals to be presented at the 1999 Annual Meeting must be received by the Company not later than November 22, 1998 if they are to be included in the Company's Proxy Statement for the 1999 Annual Meeting. Such proposals should be addressed to the Secretary at the Company's executive offices. Shareholder proposals to be presented at the 1999 Annual Meeting or any Special Meeting which are not to be included in the Company's Proxy Statement for that meeting must be received by the Company not less than 60 nor more than 90 days before the date of the meeting or no later than 10 days after the day of the public announcement of the date of the meeting in accordance with the procedures contained in the Company's Bylaws.

OTHER MATTERS

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors,

                                          John J. Collins, Jr.
                                          Secretary

March 10, 1998

                          CHAMPION ENTERPRISES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CHAMPION ENTERPRISES, INC.

The undersigned hereby appoints Walter R. Young, Jr., and Johnson S. Savary, or either of them, attorneys and proxies with power of substitution, to vote all of the Common Stock of the undersigned in Champion Enterprises, Inc. at the Annual Meeting of Shareholders of Champion Enterprises, Inc., to be held on Tuesday, April 28, 1998 and at any adjournments thereof, as specified on the reverse side of this proxy.

The undersigned acknowledges receipt of the Proxy Statement dated March 10, 1998 and the Annual Report for the fiscal year ended January 3, 1998, ratifies everything that the proxies (or either of them or their substitutes) may lawfully do or cause to be done under this proxy, and revokes all former proxies.

If you are a participant in the Champion Enterprises, Inc. Savings Plan, this proxy card will serve as a direction to the trustee under the plan as to how the shares held for your account in the plan are to be voted.

IF YOU SIGN THIS PROXY WITHOUT MARKING ANY OVALS, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                    PLEASE DO NOT FOLD, STAPLE OR MUTILATE


                         CHAMPION ENTERPRISES, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.             /x/
1.   The election as directors of all nominees listed (except as
     marked to the contrary below)                                                           Vote         For All
     Robert W. Anestis, Frank J. Feraco, Selwyn Isakow,                              For     Withheld     Except
     George R. Mrkonic, Johnson S. Savary, Robert L. Stark,                          / /       / /         / /
     Carl L. Valdiserri and Walter R. Young, Jr.
     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
     NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)
------------------------------------------------------------------------
2.   Proposal to amend the 1995 Stock Option and Incentive Plan                      For     Against     Abstain
     (the  "1995 Plan") to increase the number of shares of Common                   / /       / /         / /
     Stock available for issuance under the 1995 Plan by 1,900,000 shares.

     The Board of Directors recommends a vote FOR the Proposal.

3. In their discretion upon the transaction of such other business as may properly come before the meeting.

                                                                                Please sign this Proxy exactly as your name
                                                                                appears hereon, date it, and return it
                                                                                in the enclosed envelope. Joint owners should
                                                                                each sign. If you are signing as guardian,
                                                                                trustee, executor, administrator or attorney-
                                                                                in-fact, please so indicate. Please also note
                                                                                any address correction above.

                                                                                _____________________________________________
                                                                                            (Signature)
                                                                                _____________________________________________
                                                                                           (Signature)
                                                                                Dated: ________________________________, 1998
